EXHIBIT 10.28

HomeStreet Bank
Performance Based
Annual Incentive Plan
Effective as of January 1, 2015

HomeStreet (the “Company”) provides annual cash incentive opportunities for eligible employees through the use of a performance-based incentive compensation plan (the “Plan”). The annual incentive awards will provide a payment based upon attainment of specified goals that align the interests of employees with the interests of the Company.

PARTICIPATION & ELIGIBILITY

The Plan is limited to selected employees of the Company. Each Plan participant shall be notified of eligibility for participation in the Plan. Additional eligibility requirements are the following:

•	New employees must be employed by September 30 in a given Plan Year to be eligible for an award related to performance in that Plan Year.

•	Employees hired after September 30 must wait until the next fiscal year to be eligible for an award.

•	Employees who become a Plan participant during the year and work a partial year, will receive pro-rated awards based on the number of months worked during the partial Plan Year.

•	A Plan participant must be an active employee as of the award payout date to earn and receive an award, except for partial awards available in limited circumstances as outlined in this Plan.

•	Plan participants must not be on a Performance Improvement Plan at the time the award is to be paid in order to earn an award; otherwise the award is neither earned, nor will be paid.

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Participants will not earn incentive pay if the Participant’s conduct during the Plan Year or before the award is paid is considered by the Company to be a violation of applicable laws or regulations or in violation of the Company’s professional or ethical standards.

PLAN YEAR & PERFORMANCE PERIOD

The Plan operates on a calendar year basis (January 1 to December 31), which is the same as the Performance Period. Plan payouts covering the Performance Period will generally be made after Company financials have been audited and bonus award amounts have been reviewed by the Human Resource and Corporate Governance Committee (HRCG) of the Board of Directors.

PLAN DESIGN

The Plan design is based on allocation of an incentive pool that is linked to the achievement of pre-defined corporate goal(s) and individual goals or pre-defined business unit and individual goal(s). The pre-defined corporate goal(s) are reviewed and approved by the HRCG of the Board of Directors and are communicated to participants. The pre-defined business unit goal(s) are reviewed and approved by the CEO and the Board as part of the Strategic Planning process. One half of the pool available for incentive awards will be allocated based on the Company’s or business unit’s success against those goals. The other half of the pool available for incentive awards will be allocated based on the annual accrual for individual participants and is based on 50% of the participant’s total annual target incentive percentage. Each eligible employee is assigned an incentive target percent designed to provide for a potentially market competitive payout following achievement of individual goals. The potential dollar value of the target is calculated by multiplying the target percentage by the individual’s salary or expected annual wage. At the end of the year, the Company will advise managers of the amount of incentive awards available to distribute. Each manager evaluates each eligible employee’s individual performance against goals and, in his/her discretion, awards a cash incentive based on the pool created by the company or business unit performance achievement and individual performance. Company performance or business unit performance that is at threshold will start at a 50% payout.

PERFORMANCE GOALS

Performance goals for the company and participants are set in the following manner:

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Company Performance Goal(s) - The Company’s goal(s) are determined by using performance history, peer data, market data and management’s judgment of what reasonable levels can be reached, based on previous experience and projected market conditions. Once the target performance is established, the threshold and maximum performance will also be determined. The specific Company performance criteria for Plan participants will be recommended by management to the HRCG of the Board of Directors

•
Business Unit Goal(s) - The business unit goal(s) are determined by using performance history, financial forecasting and management’s judgment of what reasonable levels can be reached based on previous experience and projected market conditions. The specific business unit performance criteria for Plan participants will be recommended by senior management to the CEO.

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Individual Goal(s) - Each participant will set target performance goals that are Specific Measurable, Achievable, Relevant and Time based (SMART). Business Unit participants will develop goals that focus primarily on supporting department objectives such as production and profitability as well as specific business strategies that support the overall company goals. Non-business units or support departments will set similar SMART goals which will be aligned with the department and corporate goals. The number of performance criteria included, the specific type of performance criteria to use, and the weighting of each criterion for the overall incentive award will vary based on the position and role of each participant and will be determined by each participant’s manager.

AWARD OPPORTUNITIES & CALCULATION
Award opportunity levels, expressed as a percent of salary, will be set for each job that each eligible employee is assigned to for each Plan Year. Actual payouts will be as described in the Plan Design section and will factor in the following:

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Personal Performance - Each participant’s performance will be assessed at year-end against established goals by his/her manager. Exceeding goal expectations is reserved for a small segment of the plan participant population who achieve extraordinary results impacting the success of the organization. Payout will not exceed 150% of target. In certain instances the Plan participant’s individual incentive award may be reduced or increased at the discretion of management. This adjustment may be tied to the individual participant’s performance for the year as documented by their annual performance rating. Personal Performance constitutes 50% of the overall incentive target.

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Corporate Or Business Unit Performance - The Company’s performance will be based on the Company’s success as measured by criteria determined by the HRCG of the Board of Directors, with input from the CEO. The percentage of payout for overall Company performance will be allocated based on the corporate achievement. The business unit’s performance will be based on the business unit’s success as measured by criteria determined by the senior manager, with input from the CEO. The percentage of payout for overall business unit performance will be allocated based on the business unit achievement. Corporate or Business Unit Performance constitutes 50% of the overall incentive target.

•	Threshold Performance - The minimum level of performance needed for corporate or business unit performance incentives to be paid.

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Target Performance - The expected level of corporate or business unit performance based upon both historical performance and management’s best judgment of expected performance during the performance period.

•	Maximum Performance - The level of corporate or business unit performance, which based upon historical performance and management’s judgment, would be exceptional or significantly beyond the expected.

Calculation Examples (Target dollar figures are for display purposes only and do not represent actual target):

•	Corporate or Business Unit measures result in a below target achievement interpolated result of 75% and individual achieves target:

▪	Individual 2015 Annual Bonus Target of $10,000

▪	Individual Performance equals 100%

▪	Corporate/Business Unit Performance equals 75%

▪	Individual payout: $10,000 X 50% X 100% = $5,000

▪	Corporate/Business Unit payout: $10,000 X 50% X 75% = $3,750

▪	Total payout: $5,000 + $3,750 = $8,750

•	Corporate or Business Unit measures result in an above target achievement of 125% and individual achieves 75%:

▪	Individual 2015 Annual Bonus Target of $10,000

▪	Individual Performance equals 75%

▪	Corporate/Business Unit Performance equals 125%

▪	Individual payout: $10,000 X 50% X 75% = $3,750

▪	Corporate/Business Unit payout: $10,000 X 50% X 125% = $6,250

▪	Total payout: $6,250 + $3,750 = $12,500

ALLOWANCE FOR DISCRETION

The Plan allows for final payouts to be discretionarily adjusted by senior managers within their incentive pool and by the CEO for allocating pool dollars between departments based on performance. The HRCG of the Board of Directors has discretion to change the pool amount as well as, modify or change the plan at any time.

PLAN TRIGGER

In order for there to be any payout to employees under the Corporate or Business Unit components of the Plan, the Company or business unit must achieve the threshold as established.

PROVISION FOR AWARD ADJUSTMENT

For officers classified as Executive Vice President and above, the HRCG of the Board of Directors shall determine the amount of any such award paid as a result of the inaccurate information (the “overpayment amount”) or the amount of loss resulting from the imprudent risk presented by the participant’s activities and shall send the participant a notice of recovery, which will specify the overpayment amount or loss and the terms for repayment.

For other individuals classified as Senior Vice President and below, the Chief Executive Officer or Business Unit Leader in coordination with Human Resources shall determine the amount of any such award paid as a result of the inaccurate information (the “overpayment amount”) or the amount of loss resulting from the imprudent risk presented by the participant’s activities and shall send the participant a notice of recovery, which will specify the overpayment amount or loss and the terms for repayment.

The Company reserves the right to make an adjustment to a participant’s award under the following circumstances:

•	Materially inaccurate financial information was used in determining or setting such incentive award. The claw-back period will be a rolling three year look back.

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A participant’s activities posed imprudent risk to the organization. The claw-back period will be a rolling three year look back. In other words, if the participant’s activities at any time in the preceding three years posed imprudent risk to the Bank, the Bank may claw-back or recover the amount paid to him/her as a result of the imprudent risk.

TERMINATION OF EMPLOYMENT/PARTIAL YEAR PAYMENTS

A participant must be an active employee on the date the incentive is paid to earn and receive an award. However, there are exceptions for terminations as a result of the circumstances identified below:

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Eligible employees whose performance otherwise qualifies them for an annual incentive award and whose employment is terminated due to disability can receive a pro-rata award for the Plan Year, even if they are not employed as of the award payout date.

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An eligible employee whose performance otherwise qualifies them for an annual incentive award, attains age 65 (or greater) and voluntarily retires will receive payment for a pro-rata portion of the award based on their retirement date.

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In the event of death, the Company will pay to the participant’s beneficiary the pro-rata portion of the award that had been earned by the participant in the Plan year based on their date of death. The beneficiary will be the person or entity named on the employee’s life insurance beneficiary form, unless otherwise designated in writing by the employee.

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In the event Plan participant’s employment is terminated as part of a reduction in force or other elimination of his/her position and as governed by his/her separation agreement, the award will be paid pro-rata based on the separation date.

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For any Plan participant with a written employment agreement that specifically provides for benefits upon termination by HomeStreet without Cause or terminated by the Plan participant for Good Reason, then upon any termination without Cause or by the Plan participant for Good Reason, the terms are defined in the employment agreement and the payout will be governed by the employment agreement.

Calculation of Partial Year Payment: In the event that a Plan participant qualifies for a partial year payment, the Plan Administrator will calculate the payment based on the corporate achievement, if the Plan is funded. In consultation with the Plan participant’s manager(s) and the HRCG of the Board of Directors shall have the discretion to determine the amount of the payout. Final calculations of the Partial Year Payment shall be completed after the end of the Plan Year.

Timing of Payment: The partial year payout shall be made at the same time that other Plan participants receive their payments after the end of the Plan Year.

Notwithstanding any other documents or communications to the contrary, employment with the Company is terminable at will, meaning that either the employee or the Company may terminate employment at any time, for any reason, with or without cause and with or without prior notice.

DISPUTES

In the event that there is any dispute about the application of the Plan, the employee should discuss such dispute with the Chief Executive Officer and the Director of Human Resources in order to resolve the matter. If the employee and Company have entered into an Arbitration Agreement, the dispute or claim may be resolved in accordance with such Arbitration Agreement.

MISCELLANEOUS

The Company shall withhold any taxes that are required to be withheld from the awards provided under the Plan.

Employee’s benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

Plan payouts will be made in a manner such that they are exempt from the Internal Revenue Code Section 409A.

The Plan is designed to comply with Internal Revenue Code Section 162(m), but if any amount payable as part of this Plan would not be deductible by the Company because of the limitations of that section, the payment shall be made in the next year in which the deduction is allowed.

The Plan and all rights hereunder shall be governed by the laws of the State of Washington, except to the extent preempted by federal law.

If any provision of this Plan is determined to be void or otherwise unenforceable, such determination shall not affect the validity of the remainder of this Plan. Waiver by either party of any breach of this Plan shall not operate or be construed as a waiver of any subsequent breach, or of the condition itself.

This Plan constitutes the entire Plan between the Company and the Plan participant as to the subject matter hereof. No rights are granted to the Plan participant by virtue of this Plan other than those specifically set forth herein.

This Plan replaces and supersedes any prior agreements between the Employee and HomeStreet, except for any written employment agreements between the Employee and the Company. In the event of any conflict between this Plan and the written employment agreement, the provisions of the written employment agreement shall govern. The Plan may be amended, terminated or suspended at any time and for any reason or for no reason upon notice in the sole discretion of the Company. This Plan will remain in effect until revised. Notwithstanding any other documents or communications to the contrary, employment with the Company is terminable at will, meaning that either the employee or the Company may terminate employment at any time, for any reason, with or without cause and with or without prior notice.

ACKNOWLEDGMENT

I have read, understand and accept all of the terms of this Plan.

Printed Name                    Signature                    Date